Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services Posts Record First Quarter 2006 Results
Diluted EPS increases 82% to $0.40
Oil and gas production fully restored in April
Company closes on acquisition of mature oil and gas properties
Harvey, La. — April 26, 2006 — Superior Energy Services, Inc. (NYSE: SPN) today announced record first quarter net income of $32.2 million, or $0.40 diluted earnings per share, on record revenues of $222.5 million. The record results were due to strong performances from the well intervention, rental tools and marine segments and were generated in spite of an operating loss incurred by the company’s oil and gas segment. While first quarter oil and gas production was slow to recover due to continuing repairs to third party pipelines, full production was restored to pre-Hurricanes Katrina and Rita levels at all producing properties by mid-April.
“Our record first quarter results indicate the operating leverage and earnings power of our core products and services segments (well intervention, rental tools and marine segments) and our ability to capitalize on growing demand in certain domestic and international market areas,” stated Terry Hall, president and CEO. “Activity improved each month, particularly in the Gulf of Mexico market where demand for well intervention services steadily increased throughout the period.
“While first quarter results were at record levels, we expect the second quarter to be even stronger,” added Hall. “This is based upon current market conditions, our ability to execute as we did in the first quarter, the full resumption of our oil and gas production, and the incremental production from the mature property acquisition we closed today.”
Well Intervention Group Segment
Beginning with the first quarter of 2006, results from businesses that comprised the other oilfield services segment – contract operations, environmental services and manufactured products – are now included in the Well Intervention Group segment.
First quarter revenues for the Well Intervention Group were a record $102.1 million, a 15% increase from the fourth quarter of 2005. The biggest increases were in plug and abandonment, well control, mechanical wireline and coiled tubing services, reflecting the resumption of pre-hurricane production-related projects and the transition to post-hurricane, production-related recovery and well abandonment work. The company continued to play an active role in managing and participating in many post-hurricane recovery projects and also benefited from performing several small well control projects domestically and internationally.
Rental Tools Segment
Revenues for the Rental Tools segment were a record $77.8 million, 14% higher than the fourth quarter of 2005. The primary factors leading to the record quarter were increased rentals of stabilizers, drill collars, drill pipe, connecting iron and other tubular products. Increased production-related work in the Gulf of Mexico and higher drilling rig counts domestically and internationally were the key drivers of these increases.
Marine Segment
Superior’s marine revenues were $30.2 million, down slightly from the fourth quarter of 2005 due to an increase in shipyard days related to planned mandatory inspections and repairs, primarily in the company’s 200-foot class fleet. Average fleet utilization was 85% as compared to 90% in the fourth quarter of 2005. Average daily revenue in the first quarter was approximately $336,000, inclusive of subsistence revenue, as compared to $334,000 per day in the fourth quarter of 2005.
This segment should continue to benefit from record high dayrates and increased utilization as the 200-foot class comes back from drydock into service. Day rates were increased on March 1, 2006 by an average of 20%, reflecting the strong demand for liftboats in support of construction and well intervention work.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended March 31, 2006
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization

145-155’	11	$9,461	92.6%
160’-175’	6	12,649	91.1%
200’	4	15,262	50.6%
230’-245’	3	24,667	81.5%
250’	2	29,699	98.9%

Oil and Gas Segment
Oil and gas revenues were $15.5 million, a significant increase over fourth quarter 2005 levels. However, oil and gas production returned slowly during the quarter as repairs to pipelines owned by third parties were completed later than originally estimated. First quarter production from SPN Resources averaged approximately 4,000 barrels of oil equivalent (boe) per day, net, as compared to average daily production of approximately 1,100 boe in the fourth quarter of 2005. In addition, the oil and gas segment incurred approximately $1.9 million in repair expenses. As discussed above, full production was restored to pre-Hurricanes Katrina and Rita levels at all producing properties in mid-April. April oil and gas production has averaged approximately 6,800 boe per day.
Superior Acquires Mature Properties from Explore Offshore, LLC
The company today also announced it has acquired from Explore Offshore, LLC approximately 16.2 billion cubic feet equivalent of net proved reserves (as of the December 1, 2005 effective date) for $46.6 million in cash and the assumption of an estimated $3.7 million in decommissioning liabilities.
This acquisition includes five leases located on the Outer Continental Shelf of the Gulf of Mexico encompassing four fields, nine structures, 13 operated wells and one well operated by a third party.
The properties are on blocks that span from Matagorda Island to Ship Shoal, and all are in less than 230 feet of water. Approximately 85% of the proved reserves are natural gas and 55% are proved developed reserves. Current production is approximately 1.6 million cubic feet equivalent per day, with another 5.1 million cubic feet equivalent per day expected by the end of the second quarter, pending hurricane-related repairs to third party pipelines.
“We acquired mature properties in this transaction that can be produced economically for several years with the benefit of our production-enhancement services,” added Hall. “We also have the decommissioning assets to retire the properties at the end of their economic life. By adding these properties, we create more work for our services at a time of our choosing and at a relatively low incremental cost.”
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, April 27. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 7753584. The replay is available beginning two hours after the call and ending May 4, 2006.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life,plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2006 and 2005
(in thousands, except earnings per share amounts)
(unaudited, except as noted)

	2006	2005

Oilfield service and rental revenues	$206,998	$147,292
Oil and gas revenues	15,471	25,955

Total revenues	222,469	173,247

Cost of oilfield services and rentals	93,255	73,613
Cost of oil and gas sales	14,205	12,805

Total cost of services and sales	107,460	86,418

Depreciation, depletion, amortization and accretion	22,915	22,397
General and administrative expenses	37,651	32,384

Income from operations	54,443	32,048

Other income (expense):
Interest expense	(4,844)	(5,575)
Interest income	663	324
Equity in income of affiliates	—	519

Income before income taxes	50,262	27,316

Income taxes	18,094	10,107

Net income	$32,168	$17,209

Basic earnings per share	$0.40	$0.22

Diluted earnings per share	$0.40	$0.22

Weighted average common shares used in computing earnings per share:
Basic	79,639	77,381

Diluted	80,988	78,973

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2006 AND DECEMBER 31, 2005
 (in thousands)

	3/31/2006	12/31/2005
	(unaudited)	(audited)

ASSETS

Current assets:
Cash and cash equivalents	$68,574	$54,457
Accounts receivable — net	212,891	196,365
Notes receivable	4,621	2,364
Prepaid insurance and other	66,335	51,116

Total current assets	352,421	304,302

Property, plant and equipment — net	541,323	534,962
Goodwill — net	217,532	220,064
Notes receivable	25,874	29,483
Other assets — net	9,551	8,439

Total assets	$1,146,701	$1,097,250

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$37,553	$42,035
Accrued expenses	77,460	69,926
Income taxes payable	25,797	11,353
Fair value of commodity derivative instruments	9,119	10,792
Current portion of decommissioning liabilities	13,749	14,268
Current maturities of long-term debt	810	810

Total current liabilities	164,488	149,184

Deferred income taxes	99,671	97,987
Decommissioning liabilities	102,020	107,641
Long-term debt	216,596	216,596
Other long-term liabilities	3,308	1,468

Total stockholders’ equity	560,618	524,374

Total liabilities and stockholders’ equity	$1,146,701	$1,097,250

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended March 31, 2006, December 31, 2005 and March 31, 2005
(Unaudited)
(in thousands)

	Three months ended,
	March 31, 2006	December 31, 2005	March 31, 2005

Revenue
Well Intervention	$102,073	$88,626	$80,116
Rental tools	77,774	68,101	52,627
Marine	30,207	30,717	19,798
Oil and Gas	15,471	1,714	25,955
Less: Oil and Gas Eliminations (B)	(3,056)	(1,172)	(5,249)

Total Revenues	$222,469	$187,986	$173,247

	Three months ended,
	March 31, 2006	December 31, 2005	March 31, 2005

Gross Profit (A)
Well Intervention	$42,073	$36,370	$30,718
Rental tools	53,476	43,942	35,093
Marine	18,194	18,963	7,868
Oil and Gas	1,266	(8,826)	13,150

Total Gross Profit	$115,009	$90,449	$86,829

(A)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.

(B)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.